THIRD AMENDMENT TO AMENDED

STOCK EXCHANGE AND PLAN OF MERGER AGREEMENT

executed on September 8, 2006

THE STOCK EXCHANGE AND PLAN OF MERGER AGREEEMNT (the “Agreement”) entered into on the 8th day of September 2006 and as subsequently amended, by and among GALTECH SEMICONDUCTOR MATERIALS CORPORATION, a Utah corporation (“GALTECH”) and CBM GROUP, INC., a Nevada corporation (“CBM”), is hereby Amended as follows:

WITNESSETH

WHEREAS, the Second Amendment to the Agreement is clarified to state that all 63,000,000 shares of GTSM common stock proposed to be issued to shareholders of CBM Group, Inc. at closing will be issued per the Agreement, Article II, Merger and Surviving Corporations; and

WHEREAS, the there are no “contingent shares” that will be issued; and

WHEREAS, the division of the 63,000,000 shares to shareholders of CBM Group, Inc. would now have the Cooks receiving 19 of GTSM shares in exchange for their one share of CBM Group owned common, or depending on the Cooks personal ownership of IP, the Cooks receiving 55,603,093 GTSM shares of the 63,000,000 total number of shares of common, should the Cooks Personal Chapter 11 be dismissed, a Plan is approved, and or any other circumstance that would occur before closing, acceptable to GTSM Management, and that would insure allocated GTSM shares to the Cooks would be personally retained and controlled by the Cooks for the Cook’s exchange of additional Cook owned IP the Cooks assert they personally own; and

WHEREAS, Management of GTSM restate, on behalf of GTSM shareholders, they will not proceed to a closing wherein control of GTSM post-merger would be controlled by Mr. Garrett and or others not known or acceptable to GTSM Management; and

WHEREAS, Management of GTSM restate they have no desire to experience what CBM Group, Inc. has experienced in the way of legal challenges broth forth by Mr. Garrett and Wells Fargo Bank; and

WHEREAS, additional CBM Group, Inc. legal challenges have occurred and have delayed the closing of the Agreement; and

WHEREAS, the both CBM Group, Inc. and GTSM still desire to close on the acquisition of CBM Group, Inc. by GTSM on the modified terms; and

WHEREAS, both CBM Group, Inc. and GTSM agree additional time is required to have CBM Group, Inc. address unexpected issues; and

THEREFORE IT IS RESOLVED, the terms of the Agreement executed on September 8, 2006 and as previously Amended, is further Amended in accordance with the above statements and the Closing Date of the Agreement, as defined in Article VII, shall be on or before April 20, 2007, unless otherwise mutually extended, notwithstanding a closing can take place as soon as all conditions are met by the respective parties to the Agreement and outside legal delays are resolved to the satisfaction of GTSM Management. If Closing does not take place on or before April 20, 2007 unless mutually extended, the Agreement shall have no further force or effect upon the parties.

PARTIES:	Dated: February 15, 2007

CBM Group, Inc.
a Nevada Corporation

By /s/ Daniel W. Cook
Daniel W. Cook, President

Galtech Semiconductor Materials Corporation
a Utah Corporation

By: /s/ Garrett Quintana
Garrett Quintana, President